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Emma Jo Kauffman                                                                     Tawn Earnest
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KKR COMPLETES ACQUISITION OF DOLLAR GENERAL CORPORATION

GOODLETTSVILLE, Tenn., July 6, 2007 - Dollar General Corporation (“Dollar General”) today announced the completion of its merger with affiliates of Kohlberg Kravis & Roberts & Co. L.P., GS Capital Partners, an affiliate of Goldman Sachs, Citi Private Equity, and other equity co-investors (collectively, the “Investors”). The total enterprise value of the transaction is approximately $7.3 billion. The transaction was approved by Dollar General’s shareholders at a special meeting on June 21, 2007.

Pursuant to the terms of the merger agreement entered into on March 11, 2007, Dollar General’s shareholders will receive $22.00 in cash for each share of Dollar General’s common stock that they hold.

Dollar General’s common stock will cease to trade on the New York Stock Exchange (“NYSE”) prior to the opening of trading on July 9, 2007. Under private ownership, Dollar General’s common stock will no longer be listed on the NYSE.

Pursuant to the merger agreement, the transfer books were closed as of the effective time of the merger. Shareholders of Dollar General who have stock certificates in their possession will receive instructions by mail from Registrar and Transfer Company, the paying agent, concerning how and where to forward their certificates for payment.

Dollar General also announced the successful completion by Buck Acquisition Corp., a Tennessee corporation (“Buck”), which is indirectly controlled by investment funds affiliated with the Investors, of Buck's tender offer and consent solicitation (the “Tender Offer”) for Dollar General’s $200 million outstanding principal amount of 8 5/8% notes due June 15, 2010 (the “Notes”).  Pursuant to the merger agreement, Buck was merged with and into Dollar General, with Dollar General continuing as the surviving corporation. The Tender Offer expired at 5:00 p.m., New York City time, on July 5, 2007. Approximately 99% of the Notes were validly tendered, not withdrawn and have been accepted for payment. Dollar General expects that payment for the Notes will be made today. Additionally, because Buck received the requisite consents to the proposed amendments to the indenture pursuant to which the Notes were issued, a supplemental indenture to effect such amendments has been executed and delivered. The amendments will become operative upon the purchase of the tendered Notes.

Goldman, Sachs & Co. acted as the dealer manager and solicitation agent for the Tender Offer. The information agent for the Tender Offer was D.F. King & Co., Inc.

This release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes, nor is this release an offer or solicitation of an offer to sell any securities.

About Dollar General

Dollar General is a Fortune 500(R) discount retailer with over 8,000 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

About KKR

Kohlberg Kravis Roberts & Co. (KKR) is one of the world's oldest and most experienced private equity firms specializing in management buyouts. Founded in 1976, it has offices in New York, Menlo Park, London, Paris, Hong Kong and Tokyo. Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Including Dollar General, over the past 30 years, KKR has invested in 16 transactions in the retail sector in North America and Europe, representing over $40 billion of aggregate value and covering a broad range of channels including supermarkets, consumer drugstores, and specialty retail. In total, since its founding, KKR has completed over 150 transactions with an aggregate value of US$294 billion. (www.kkr.com).

About GS Capital Partners

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1991, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division. Since 1986, Goldman Sachs’ Principal Investment Area has formed 13 investment vehicles aggregating $56 billion of capital to date. For more information, please visit www.gs.com/pia.com.

About Citi Private Equity

Citi Private Equity ("CPE"), a unit of Citi Alternative Investments, is the primary investment arm of Citigroup Inc. (NYSE: C) that makes direct equity investments in partnership with leading private equity firms. CPE focuses on leveraged buyouts and recapitalizations across a broad range of industries, geographies and transaction sizes, and is currently investing Citigroup Capital Partners II, a $3.3 billion fund that closed in December 2006. CPE manages and advises on approximately $12 billion, comprising more than 75 direct private equity and mezzanine investments and over 330 limited partnership investments, on behalf of proprietary accounts and clients of Citigroup Inc. CPE's 19 investment professionals are based in New York and London.

Cautionary Statement Regarding Forward-Looking Statements
Certain information provided herein may include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements generally contain words such as “may,” “will,” “project,” “might,” “expect,” “be-

lieve,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” “continue,” “contemplate,” or “pursue,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include, but are not limited to the outcome of any legal proceedings that have been or may be instituted against Dollar General and others relating to the proposed merger and the risks, assumptions and uncertainties detailed from time to time in Dollar General’s SEC reports, including Dollar General’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements made herein speak only as of the date hereof, and Dollar General assumes no obligation to update such statements.

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